EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Freight Rate, Inc., a Delaware corporation

P2S Holdings, Inc., a Florida corporation

Commodity Express Transportation, Inc., a Delaware corporation

Power2Ship Intermodal, Inc., a Delaware corporation

Commodity Express Brokerage, Inc., a Florida corporation